Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of Lifecore Biomedical, Inc. for the registration of shares of common stock and to the incorporation by reference therein of our reports dated March 16, 2023, with respect to the consolidated financial statements of Lifecore Biomedical, Inc., and the effectiveness of internal control over financial reporting of Lifecore Biomedical, Inc. included in its Annual Report (Form 10-K/A) for the year ended May 29, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 6, 2023